Exhibit 99.1
MEDIA CONTACT:
Marci G. Maule
Public Relations Director
Coinstar, Inc.
(425) 943-8277
mmaule@coinstar.com
FOR IMMEDIATE RELEASE
COINSTAR NAMES RETAIL INDUSTRY STRATEGIST
DANIEL W. O’CONNOR TO ITS BOARD OF DIRECTORS
BELLEVUE, Wash. — March 4, 2009 — Coinstar, Inc. (NASDAQ: CSTR) today announced that its Board of Directors has appointed retail industry strategist Daniel W. O’Connor as a new independent director. This appointment fulfills a commitment Coinstar made last year to add a shareholder representative to the Board.
“Mr. O’Connor joins Coinstar’s Board with over 25 years experience working with major brands in the retail and consumer products space around the world,” said Paul Davis, chief operating officer and incoming chief executive officer of Coinstar, Inc. “The retail environment today faces new challenges and we look forward to tapping into Daniel’s vast experience as we continue developing our 4th Wall® program to meet the needs of retailers and consumers.”
Mr. O’Connor, 53, currently serves as the president and chief executive officer of the Retailnet Group (RNG). RNG is a leading growth and transformational strategy firm working with large-scale retailers and brand owners in North America, Europe and Latin America. In addition, Mr. O’Connor serves as the managing director of Front 4 Ventures, a venture capital and private equity advisory firm.
Previously, Mr. O’Connor founded Management Ventures, Inc., a leading research firm following some of the world’s largest retailers; clients included P&G, Coca-Cola, Anheuser Busch and others. He also served as national director of Consumer Products and Retail Consulting and senior manager of the Audit Practice at Touche Ross & Co. (Deloitte).
“Coinstar’s solid leadership team and outstanding set of complementary businesses provide a strong foundation for growth,” said O’Connor. “I am looking forward to serving on the Coinstar Board and to working with my fellow directors and the executive management team to further develop Coinstar’s retail offering and deliver superior returns to shareholders.”

Mr. O’Connor’s appointment was effective Feb. 27, and has an initial term expiring at Coinstar’s 2009 Annual Meeting of Stockholders. The Board is expected to nominate Mr. O’Connor for another term as director at the 2009 annual meeting.
About Coinstar, Inc.
Coinstar, Inc. (NASDAQ:CSTR) is a multi-national company offering a range of 4th Wall® solutions for the retailers’ front of store consisting of self-service coin counting, DVD rental, money transfer, electronic payment solutions, and entertainment services. The Company’s products and services can be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants and money transfer agent locations. For more information, visit www.coinstar.com.
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